Exhibit 4.1

FIRSTAMENDMENT TO THE

SECTION 382 RIGHTS AGREEMENT

by and among

DHI GROUP, INC.,

and

COMPUTERSHARE TRUST COMPANY, N.A.

THIS FIRST AMENDMENT TO THE SECTION 382 RIGHTS AGREEMENT (this “First Amendment”) is made and entered into as of November 13, 2026, by and among DHI Group, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, the Company and the Rights Agent entered into that certain Section 382 Rights Agreement, dated as of January 28, 2025 (the “Agreement”);

WHEREAS, Section 27 of the Agreement provides, among other things, that, so long as the Rights are redeemable, the Company and the Rights Agent may supplement or amend the Agreement in any respect without the approval of any holders of Rights Certificates, Preferred Stock or Common Stock;

WHEREAS, as of the date hereof, the Rights remain redeemable pursuant to Section 23 of the Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein; and

WHEREAS, the Board has authorized and approved this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this First Amendment:

1.	Definition of Beneficial Owner, Beneficially Own and Beneficial Ownership. The definitions of “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” set forth in Section 1 of the Agreement are hereby deleted and replaced with the following:

“(g)        A Person will be deemed to be the “Beneficial Owner” of, and will be deemed to Beneficially Own” and have “Beneficial Ownership” of, any securities:

(i) which such Person actually owns, directly or indirectly, or would be deemed to actually or constructively own pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder (including any coordinated acquisition of securities by any Persons who have a formal or an informal understanding with respect to such acquisition (to the extent that ownership of such securities would be attributed to such Persons under Section 382 of the Code and the Treasury Regulations promulgated thereunder));

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, owns or has the legal, equitable or contractual right or obligation to acquire (whether directly or indirectly and whether exercisable, or whether such obligation is required to be performed, immediately or only after the passage of time, upon compliance with regulatory requirements, upon satisfaction of one or more conditions (whether or not within the control of such Person, Affiliate or Associate), or otherwise): (A) pursuant to any agreement, arrangement or understanding whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities); (B) upon the exercise of any conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; (C) pursuant to the power to revoke a trust, discretionary account or similar arrangement; (D) pursuant to the power to terminate a repurchase or similar so-called “stock borrowing” agreement, arrangement or understanding; or (E) pursuant to the automatic termination of a trust, discretionary account or similar arrangement, except that a Person will not be deemed pursuant to this Section 1(g)(ii) to be the Beneficial Owner of, or to Beneficially Own, securities: (1) tendered pursuant to a tender or an exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (2) issuable upon the exercise of Rights at any time prior to the occurrence of a Triggering Event; (3) issuable upon the exercise of Rights from and after the occurrence of a Triggering Event if such Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(a) or Section 22 hereof (the “Original Rights”) or pursuant to Section 11(h) hereof in connection with an adjustment made with respect to any Original Rights; or (4) that a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire, or does acquire, pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of its Affiliates or Associates), or any tender, voting or support agreement entered into by such Person (or one or more of its Affiliates or Associates) in connection with such merger or other acquisition, if, in each case, such agreement has been approved by the Board prior to a Section 11(a)(ii) Event occurring with respect to such Person (or one or more of its Affiliates or Associates);

(iii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote (including the power to vote or to direct the voting of) or dispose (or direct the disposition) of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the date of this Agreement), including pursuant to any agreement, arrangement or understanding whether or not in writing, except that a Person will not be deemed to be the Beneficial Owner of, or to Beneficially Own, any security pursuant to this Section 1(g)(iii) as a result of an agreement, arrangement or understanding (whether or not in writing) to vote such security if such agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations promulgated under the Exchange Act; and (B) is not also then reportable by such Person on Schedule 13D;

(iv) that are Beneficially Owned, directly or indirectly, by any other Person (or any of such Person’s Affiliates or Associates) with which such first Person (or any of such first Person’s Affiliates or Associates) has any agreement, arrangement or understanding whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy to the extent contemplated by the proviso to Section 1(g)(iii) above) or disposing of any securities of the Company (but only to the extent such agreement, arrangement or understanding would cause such first Person (or any of such first Person’s Affiliates or Associates), on the one hand, and such other Person (or any of such other Person’s Affiliates or Associates), on the other hand, to be deemed (1) a “group” under Section 13(d)(3) or Section 13(g)(3) of the Exchange Act and the General Rules and Regulations promulgated thereunder or (2) a single shareholder under Section 382 and the Treasury Regulations promulgated thereunder), it being understood that no person who is an officer, director or employee of a Company Affiliate will be deemed, solely by reason of such person’s status or authority as such, to be a Beneficial Owner of, to have Beneficial Ownership of or to Beneficially Own any securities of the Company that are Beneficially Owned (including in a fiduciary capacity) by a Company Affiliate or by any other officer, director or employee of a Company Affiliate, it being further understood that any stockholder of the Company, together with any Affiliate, Associate or other person who may be deemed to be a representative of such stockholder who is then serving as a director of the Company, will not be deemed to be the Beneficial Owner of, to have Beneficial Ownership of or to Beneficially Own any securities of the Company held by any other Person as a result of: (A) any Person affiliated or otherwise associated with such stockholder serving as a director of the Company or taking any action in connection therewith; (B) discussing the status of its securities with the Company or other stockholders of the Company that are similarly situated; or (C) voting or acting in a manner similar to other stockholders of the Company that are similarly situated; or

(v) that are the subject of a derivative transaction entered into by such Person or any of such Person’s Affiliates or Associates (to the extent such derivative transaction would result in (1) beneficial ownership of such securities under Rule 13d-3 of the General Rules and Regulations promulgated under the Exchange Act (provided that a Person shall be deemed to have beneficial ownership of such securities that such Person has the right to acquire, regardless of whether such right is immediately exercisable, exercisable only after the passage of time, upon the occurrence of a contingency or otherwise, without regard to the 60-day period referenced in Section 13d-3(d)(1)(i) of the General Rules and Regulations promulgated under the Exchange Act) or (2) attribution of ownership of such securities under Section 382 of the Code and the Treasury Regulations promulgated thereunder), including, for these purposes, any derivative instrument (whether or not presently exercisable) acquired by such Person, or any of such Person’s Affiliates or Associates, that gives such Person, or any of such Person’s Affiliates or Associates, the economic equivalent of direct or indirect ownership of, or opportunity to obtain ownership of, an amount of securities where the value of the derivative is determined in whole or in part with reference to, or derived in whole or in part from, the price or value of such securities, or that provides such Person, or any of such Person’s Affiliates or Associates, an opportunity, directly or indirectly, to profit, or to share in any profit derived from, any change in the value of such securities, in any case without regard to whether: (A) the derivative conveys any voting rights in such securities to such Person, or any of such Person’s Affiliates or Associates; (B) the derivative is required to be, or capable of being, settled through delivery of such securities, cash or other property; or (C) such Person, or any of such Person’s Affiliates or Associates, may have entered into other transactions that hedge the economic effect of the derivative (it being understood that in determining the number of shares of Common Stock that the subject Person will be deemed to Beneficially Own by virtue of the operation of this Section 1(g)(v), the subject Person will be deemed to Beneficially Own (without duplication) the notional or other number of shares of Common Stock that, pursuant to the documentation evidencing the derivative position, may be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated, in whole or in part, and in any case (or if no such number of shares of Common Stock is specified in such documentation or otherwise) as determined by the Board in good faith to be the number of shares of Common Stock to which the derivative position relates).

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, (i) the phrase “then outstanding”, when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which are issuable by the Company and which such Person would be deemed to Beneficially Own hereunder and (ii) nothing in this Section 1(g) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “Beneficially Own”, any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition, and then only if such securities continue to be owned by such Person at such expiration of forty (40) days.”

2.	Process to Seek Exemption. Section 37(b) of the Agreement is hereby deleted and replaced with the following:

“(b) The Board may make a determination under this Agreement so that a Person would be deemed to be an “Exempt Person” for the purposes of this Agreement or a transaction would be deemed to be an “Exempt Transaction” for the purposes of this Agreement, whether or not an Exemption Request has been made pursuant to Section 37(a) above. Notwithstanding anything herein to the contrary, the Board shall grant an Exemption Request to treat as an “Exempt Transaction” a proposed acquisition of Beneficial Ownership of Common Stock by a Requesting Person (including by reason of an agreement, arrangement or understanding under Section 1(g)(iv) of this Agreement) if and to the extent that, and for so long as, ownership of such securities would not be attributable to such Requesting Person (or to an “entity” that is a group of Persons that includes such Requesting Person) under Section 382 of the Code and the Treasury Regulations promulgated thereunder. In connection with any determination pursuant to this Section 37(b), the Board may impose any conditions that it deems reasonable and appropriate, including, without limitation, restrictions on the ability of the transferee to transfer shares of Common Stock acquired by it in the transaction or transactions to which such determination relates. Any determination of the Board pursuant to this Section 37(b) may be made prospectively or retroactively.”

3.	Effect on Exemptions. Each Person that has been designated as an Exempt Person pursuant to Section 37 of the Agreement shall remain an Exempt Person under the Agreement in accordance with the terms thereof and this First Amendment.

4.	Certification of Compliance. The undersigned representative of the Company hereby certifies that he is the duly elected and qualified Chief Executive Officer of the Company and that this First Amendment to the Agreement is in compliance with the terms of Section 27 of the Agreement.

5.	Miscellaneous. This First Amendment is effective as of the date first set forth above. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. This First Amendment may be executed in any number of counterparts; each such counterpart shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. A signature to this First Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature. Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

DHI GROUP, INC.

By:	/s/Art Zeile
Name:	Art Zeile
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/Ralph Stock
Name:	Ralph Stock
Title:	Senior Vice President, Client Management